FOR IMMEDIATE RELEASE

September 6, 2006

Fairchild Semiconductor:
Fran Harrison
Corporate Communications
(207)-775-8576
Email: fran.harrison@fairchildsemi.com

Fairchild Semiconductor:
Dan Janson
Investor Relations
(207)-775-8660
Email: investor@fairchildsemi.com

Agency Contact:
Barbara Ewen
CHEN PR
(781)-672-3114
Email: bewen@chenpr.com

Fairchild Semiconductor Raises Guidance for the Third Quarter 2006

September 6, 2006 – South Portland, Maine – Fairchild Semiconductor (NYSE: FCS) the leading supplier of high performance products that optimize power, today raised its guidance for third quarter 2006 sales to be flat to up 2% sequentially from its previous guidance for third revenue to be flat.

“Order rates have continued at a healthy seasonal level resulting in lower than expected cancellation rates, which gives us the confidence to raise our guidance,” said Mark Thompson, Fairchild’s president and CEO. “Over the last four years, our sales trend for the third quarter has averaged about a 2% decrease sequentially, so we believe that our higher guidance reflects some smoothing of demand between the third and fourth quarters as we better match our sales into the distribution channel with end market demand. Our channel and internal inventories remain within a stable range, and lead times are tracking to the same levels as last quarter.”

Fairchild expects to report its third quarter financial results before the market opens on October 19, 2006.

Special Note on Forward-Looking Statements:
Some of the paragraphs above contain forward-looking statements that are based on management’s assumptions and expectations and that involve risk and uncertainty. Forward-looking statements usually, but do not always, contain forward-looking terminology such as “we believe,” “we expect,” or “we anticipate,” or refer to management’s expectations about Fairchild’s future performance. Many factors could cause actual results to differ materially from those expressed in forward-looking statements. Among these factors are the following: changes in overall global or regional economic conditions; changes in demand for our products; changes in inventories at our customers and distributors; technological and product development risks, including the risks of failing to maintain the right to use some technologies or failing to adequately protect our own intellectual property against misappropriation or infringement; availability of manufacturing capacity; the risk of production delays; availability of raw materials; competitors’ actions; loss of key customers, including but not limited to distributors; the inability to attract and retain key management and other employees; order cancellations or reduced bookings; changes in manufacturing yields or output; risks related to warranty and product liability claims; risks inherent in doing business internationally; regulatory risks and significant litigation. These and other risk factors are discussed in the company’s quarterly and annual reports filed with the Securities and Exchange Commission (SEC) and are available at the Investor Relations section of Fairchild Semiconductor’s web site at investor.fairchildsemi.com or the SEC’s web site at www.sec.gov.

About Fairchild Semiconductor:
Fairchild Semiconductor (NYSE: FCS) is the leading global supplier of high-performance power products critical to today’s leading electronic applications in the computing, communications, consumer, industrial and automotive segments. As The Power Franchise®, Fairchild offers the industry’s broadest portfolio of components that optimize system power. Fairchild’s 9,000 employees design, manufacture and market power, analog & mixed signal, interface, logic, and optoelectronics products. Please contact us on the web at www.fairchildsemi.com.